Quantum Energy Inc (QEGY) Announces Board Expansion

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October 27, 2020 16:39 ET | Source: Quantum Energy, Inc.

WASHINGTON D.C. AND HENDERSON, NV, October 27, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Quantum Energy Inc. (OTC: QEGY) (“Quantum”) is pleased to announce that on October 22, 2020 it appointed four new Directors to its Board of Directors. William Hinz, Harry Ewert, Douglas C. Bean and Anthony Ker were nominated and appointed.

Each of these newly appointed directors brings with them a vast amount of experience in public company operations, private equity, mining and mineral refining. All of the new directors have substantial, and decades of experience within the energy sector.

Mr. William Hinz, former president of Allied Signal Aerospace has accepted the position of Chairman of the Company.

Please look to our website by October 31st for detailed information on each of our new directors.

To learn more on both companies please visit their website:

Quantum Energy Inc.  (QEGY)   www.quantum-e.com

About Quantum Energy Inc.

Quantum is an energy focused company with a project emphasis toward refinery development, construction and operations in the United States and Canada. This includes the processing and refining of rare earth elements, and other raw materials for the production of energy related products.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, further milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Company Contact:

D M Danzik

Investor Relations

Washington, DC

202-750-3822

danzik@quantum-e.com